Exhibit 99.1

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CONTACT:	Delta Corporate Communications 404-715-2554 news archive at news.delta.com

Delta Board of Directors Names William H. Easter III as Newest Member

ATLANTA, Dec. 3, 2012 – Delta Air Lines (NYSE: DAL) board of directors today announced William H. Easter III as its newest member, effective immediately.

“We are delighted to have Bill Easter join the board of directors,“ said Daniel A. Carp, Delta’s non-executive chairman of the board. “Bill brings deep and broad-based experience in the oil and natural gas industry, including refining and transportation. He will enhance the strategic depth and range of Delta’s already strong and independent board of directors.”

Easter was chairman, president and CEO of DCP Midstream LLC from 2004 until 2008, following a 32- year career in natural gas, crude oil and refined product supply, transportation, refining and marketing for Conoco and ConocoPhillips. Easter serves as a member of the board of directors of Concho Resources, Inc., and the Memorial Hermann Hospital System in Houston, Texas. He is also a past member of the board of directors of Sunoco, Inc.

Easter received his Bachelor of Business Administration degree in Finance from the University of Houston and his Master of Science in Management from the Sloan Program at the Stanford Graduate School of Business.

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta was named domestic "Airline of the Year" by the readers of Travel Weekly magazine, was named the "Top Tech-Friendly U.S. Airline" by PCWorld magazine for its innovation in technology, won the Business Travel News Annual Airline Survey and was the recipient of 12 Executive Travel Magazine Leading Edge Awards for U.S. airlines. With an industry-leading global network, Delta and the Delta Connection carriers offer service to nearly 313 destinations in 58 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry's leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline's service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $3 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

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